Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2017 Third Quarter Financial Results

Houston, Texas – November 6, 2017 – News Release- TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported third quarter 2017 net income attributable to controlling interests of $54 million and distributable cash flow of $65 million.
“During the third quarter of 2017, our portfolio of high quality, FERC-regulated natural gas pipelines performed very well,” said Brandon Anderson, president of TC PipeLines, GP, Inc.  “Our pipelines continue to benefit from increased natural gas flows and additional contracting.  As a result of this strong demand, and in anticipation of continued growth in demand for our services, important maintenance and other capital work is being performed which will ensure the continued safe and reliable service expected by our customers.”
“We are also very pleased to report that both Great Lakes and Northern Border have reached tentative rate case settlements with their respective shippers and PNGTS has progressed its expansion project and secured additional transportation volumes under long-term contracts. These developments will continue to provide us with long-term stability and cost-competitive transportation systems in this environment of robust natural gas supply,” added Anderson.
Third Quarter Highlights (All financial figures are unaudited)

o	Generated net income attributable to controlling interests of $54 million
o	Paid cash distributions of $74 million
o	Declared cash distributions of $1.00 per common unit; a six percent increase from the third quarter 2016 distribution of $0.94 per common unit
o	Generated distributable cash flow of $65 million
o	Raised net proceeds of approximately $34 million in common equity through the Partnership's At-the-Market (ATM) equity issuance program and through a General Partner contribution
o	Great Lakes reached a rate settlement with its customers and it was filed for approval with the Federal Energy Regulatory Commission (FERC) on October 30, 2017
o	Northern Border reached a rate settlement in principle with its customers and plans to file a settlement agreement with FERC for approval before the end of the year.

The Partnership’s financial highlights for the third quarter of 2017 compared to the same period of 2016 were:
	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars, except per common unit amounts)	2017	2016	2017	2016

Net income attributable to controlling interests	54	58(a)	186	188(a)
Net income per common unit- basic and diluted (b)	$0.61	$0.65(c)	$2.38	$2.51(c)

Cash distributions paid	(74)	(65)	(210)	(184)
Class B distributions paid	-	-	(22)	(12)
Cash distributions declared per common unit	$1.00	$0.94	$2.94	$2.77

EBITDA (d)	103	102(a)	327	325(a)
Distributable cash flow (d)	65	69(a)	238	245(a)

Weighted average common units outstanding (millions)-basic and diluted (e)	69.4	66.1	68.9	65.3
Common units outstanding at the end of period (millions) (e)	69.6	66.6	69.6	66.6

(a)
Recast information to consolidate Portland Natural Gas Transmission (PNGTS) for all periods presented as a result of the additional 11.81 percent interest in PNGTS that was acquired from TransCanada Corporation (TransCanada) on June 1, 2017, increasing the Partnership’s ownership in PNGTS to 61.71 percent. Prior to this transaction, the Partnership owned a 49.9 percent interest in PNGTS that was acquired from TransCanada on January 1, 2016. For more information, refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2017, as filed with the Securities Exchange Commission (SEC).

(b)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributed to PNGTS’ former parent and amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(c)	Net income per common unit prior to recast.
(d)
Distributable cash flow and EBITDA are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Financial Measures” and the Supplemental Schedule for further detail.

(e)	Under the ATM program, the Partnership issued 622,241 and 2,165,162 units during the three and nine months ended September 30, 2017, respectively.
Recent Business Developments
Cash Distributions – On October 24, 2017, the board of directors of our General Partner declared the Partnership’s third quarter 2017 cash distribution in the amount of $1.00 per common unit payable on November 14, 2017 to unitholders of record as of November 3, 2017. The declared distribution will include a $2 million distribution to our General Partner for its effective two percent general partner interest and an incentive distribution rights (IDR) payment amounting to $3 million.
Great Lakes Contracting and Settlement - On April 24, 2017, Great Lakes reached an agreement on the terms of a new long-term transportation capacity contract with its affiliate, TransCanada. The contract, which was subject to Canada’s National Energy Board (NEB) approval, is for a term of 10 years and allows TransCanada the ability to transport up to 0.711 billion cubic feet of natural gas per day on the Great Lakes system from the Manitoba/U.S. border to the U.S. border near Dawn Ontario. On September 21, 2017, TransCanada received approval from the NEB and as a result, this contract commenced on November 1, 2017. This contract contains volume reduction options up to full contract quantity beginning in year three.
On October 30, 2017, Great Lakes filed a rate settlement with FERC to satisfy its obligations from its 2013 rate settlement for new rates to be in effect by January 1, 2018 (2017 Great Lakes Settlement). The 2017 Great Lakes Settlement, if approved by FERC, will decrease Great Lakes’ maximum transportation rates by 27 percent beginning October 1, 2017.  Great Lakes expects that the impact from other changes, including: the recent long-term transportation contract with TransCanada as described above, other revenue opportunities on the system and the elimination of the revenue sharing mechanism with its customers, will more than offset the full year impact of the reduction in Great Lakes’ rates beginning in 2018. The 2017 Great Lakes Settlement does not contain any moratorium and Great Lakes will be required to file for new rates no later than March 31, 2022, with new rates to be effective October 1, 2022.

Northern Border Rate Case - Northern Border and its shippers have been engaged in settlement discussions, and have recently agreed to a settlement-in-principle addressing all rate and service related issues raised during the settlement discussions. Northern Border plans to file a settlement agreement with FERC before the end of the year, reflecting the settlement-in-principle, precluding the need to file a general rate case as contemplated by its 2012 Settlement.  Northern Border anticipates that the Commission will accept the settlement agreement and that it will be unopposed. This will provide Northern Border with rate stability over the longer term.  At this time, we do not believe that the final outcome of the settlement will have a material impact to the Partnership’s results. Northern Border remains a key competitive pipeline and continues to operate at full capacity connecting major supply basins with communities in the Midwestern U.S.

Portland XPress Project - PNGTS has executed Precedent Agreements with several Local Distribution Companies (LDCs) in New England and Atlantic Canada to re-contract certain system capacity set to expire in 2019 as well as expand the PNGTS system to bring its certificated capacity up to 0.3 Bcf/d. The approximately $80 million Portland XPress Project (PXP) will proceed concurrently with upstream capacity expansions. The in-service dates of PXP are being phased-in over a three-year period beginning November 1, 2018.

Results of Operations
For the three months ended September 30, 2017, our net income attributable to controlling interests was lower by $4 million compared to the prior period due to the net effect of lower revenues and overall higher costs that were partially offset by higher equity earnings.
●	Revenues were lower due to lower discretionary revenues on short-term services sold by PNGTS.
●
Increase in equity earnings was primarily due to the addition of equity earnings from Iroquois Gas Transmission System (Iroquois), resulting from the addition of Iroquois to our portfolio of assets effective June 1, 2017 partially offset by lower equity earnings from Northern Border and Great Lakes due to higher pipeline integrity program spending and other operating costs. The increase in pipeline integrity work at Great Lakes is in relation to the increase in natural gas flows which have been ramping up during the year.

●
The increase in our operating costs was mainly attributable to higher pipeline integrity on Gas Transmission Northwest LLC (GTN) and overall higher allocated management and operational expenses on our pipeline systems as performed by TransCanada.

●
Interest expense increased primarily due to the additional borrowings to finance the June 1, 2017 acquisition of a 49.34 percent interest in Iroquois and an additional 11.81 percent interest in PNGTS from subsidiaries of TransCanada.

Our overall EBITDA was comparable to the same period in 2016. The slight increase was the result of the addition of our equity interest in Iroquois effective June 1, 2017 offset by lower revenues and increase in our operating costs.
Distributable cash flow decreased by $4 million in the third quarter of 2017 compared to the same period in 2016 primarily due to the net effect of:
●	addition of our 49.34 percent share of Iroquois’ third quarter 2017 distribution;
●	lower distributions from our equity investment in Great Lakes and Northern Border primarily due to their higher pipeline integrity and other operating costs
●	higher maintenance capital expenditures, the majority of which related to major compression equipment overhauls on GTN’s pipeline system;
●	higher financing costs due to additional borrowings to finance our most recently completed acquisition;
●	higher incentive distributions declared to our General Partner during the current period; and
●	lower distributions allocable to the Class B units during the current period.

Cash Flow Analysis

Operating Cash Flows
Net cash provided by operating activities decreased by $21 million in the nine months ended September 30, 2017 compared to the same period in 2016 primarily due to lower distributions from Great Lakes and Northern Border in 2017 partially offset by distributions received from Iroquois, resulting from the addition of Iroquois to our portfolio of assets effective June 1, 2017. Distributions received in the first quarter of 2016 from Great Lakes were higher than on a run-rate basis due to the resolution of certain regulatory proceedings in the fourth quarter of 2015 which inflated its results during that period and resulted in higher cash flow which was paid to the Partnership in the first quarter of 2016 and not applicable in the first quarter of 2017. Additionally, the Partnership received lower distributions from Northern Border in the current period compared to the same period in 2016 primarily due to higher maintenance capital expenditures during the current 2017 period together with the change in Northern Border’s distribution policy during 2016 from a lagged quarterly distribution to a more timely monthly distribution that resulted in a larger distribution in the third quarter of 2016.
Investing Cash Flows
Net cash used in investing activities increased by $541 million in the nine months ended September 30, 2017 compared to the same period in 2016.  On January 1, 2016, we invested $193 million to acquire a 49.9 percent interest in PNGTS and on June 1, 2017, we invested $593 million to acquire a 49.34 percent interest in Iroquois and $53 million to acquire an additional 11.81 percent of PNGTS. During the nine months ended September 30, 2017 compared to 2016, we incurred higher maintenance capital expenditures related to major compression equipment overhauls on GTN’s pipeline system and on September 1, 2017, we contributed $83 million to Northern Border representing our 50 percent share of a requested capital contribution to reduce the outstanding balance of its revolving credit facility.
Financing Cash Flows
The net change in cash from our financing activities was approximately $549 million in the nine months ended September 30, 2017 compared to the same period in 2016 primarily due to the net effect of:
●
$564 million increase in net issuances of debt in 2017 primarily to finance the June 1, 2017 acquisition of a 49.34 percent interest in Iroquois and an additional 11.81 percent interest in PNGTS from subsidiaries of TransCanada;

●	$8 million increase in our ATM equity issuances in 2017 as compared to 2016;
●	$26 million increase in distributions paid to our common units and to our General Partner in respect of its two percent general partner interest and IDRs;
●	$10 million increase in distributions paid to Class B units in 2017 as compared to 2016;
●	$7 million decrease in distributions paid to non-controlling interest due to lower revenues on PNGTS compared to the previous periods; and
●
$8 million decrease in distributions paid to TransCanada as the former parent of PNGTS primarily due to the Partnership’s acquisition of a 49.9 percent interest in PNGTS effective January 1, 2016 and additional 11.81 percent effective June 1, 2017.

At September 30, 2017, the Partnership’s available borrowing capacity under its $500 million credit facility was $245 million.
Non-GAAP Financial Measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
●	EBITDA
●	Total distributable cash flow
●	Distributable cash flow

EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, depreciation and amortization and net income attributable to non-controlling interests and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes EBITDA plus:
●	Distributions from our equity investments
less:
●	Earnings from our equity investments,
●	Equity allowance for funds used during construction (Equity AFUDC),
●	Interest expense,
●	Distributions to non-controlling interests,
●	Distributions to TransCanada as the former parent of PNGTS and
●	Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the year ended December 31, 2017 less $20 million (2016 - less $20 million).
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial information prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned “Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.
Conference Call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.377.0758 on Monday, November 6, 2017 at 10 a.m. Central time (CST)/11 a.m. Eastern time (EST). Brandon Anderson, President of the General Partner, will discuss the third quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CST) and midnight (EST) on November 13, 2017, by calling 800.408.3053, then entering pass code 5122153#.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements”.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to costs of compliance with newly enacted regulations, the timing, terms and closing of future acquisitions of additional natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, overall increase in the allocated management and operational expenses on our pipeline systems as performed by TransCanada, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control,  disruption in the debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2016 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Mark Cooper/James Millar
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars, except per common unit amounts)	2017	2016 (a)	2017	2016 (a)

Transmission revenues	100	103	313	315
Equity earnings	27	22	87	75
Operation and maintenance expenses	(16)	(15)	(47)	(42)
Property taxes	(7)	(7)	(21)	(20)
General and administrative	(1)	(1)	(6)	(5)
Depreciation	(25)	(24)	(73)	(71)
Financial charges and other	(23)	(18)	(59)	(53)
Net income before taxes	55	60	194	199
Income taxes	-	-	(1)	(1)
Net income	55	60	193	198

Net income attributable to non-controlling interests	1	2	7	10
Net income attributable to controlling interests	54	58	186	188

Net income attributable to controlling interest allocation
Common units	42	43	164	164
General Partner	4	4	12	9
TransCanada and its subsidiaries	8	11	10	15
	54	58	186	188

Net income per common unit – basic and diluted (b)	$0.61	$0.65 (c)	$2.38	$2.51 (c)

Weighted average common units outstanding – basic and diluted (millions)	69.4	66.1	68.9	65.3

Common units outstanding, end of period (millions)	69.6	66.6	69.6	66.6

(a)
Financial information was recast to consolidate PNGTS for all periods presented. For more information, refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2017, as filed with the SEC.  Prior to the recast associated with the 2017 Acquisition, our net income attributable to controlling interests was $58 million and $185 million for the three and nine months ended September 30, 2016, respectively, reflecting our 49.9 percent ownership in PNGTS. After the recast, net income attributable to controlling interests was $58 million and $188 million for the three and nine months ended September 30, 2016, respectively, reflecting our 61.7 percent ownership in PNGTS. Net income attributable to PNGTS’ former parent of $nil million and $3 million, reflecting the 11.81 percent interest not then owned by the Partnership, for the three and nine months ended September 30, 2016, respectively, reconciles the net income as previously reported with that after the recast.

(b)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to PNGTS’ former parent, amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s effective two percent general partner interest, plus an amount equal to incentive distribution rights. For the year ended December 31, 2017, the amount allocable to the Class B units is equal to 30 percent of GTN’s annual distributable cash flow, less the threshold amount of $20 million (2016 - $20 million).  During the three and nine months ended September 30, 2017, the amount allocated to the Class B units was $8 million. During the three and nine months ended September 30, 2016 the amount allocated to the Class B units was $11 and 12 million, respectively,

(c)	Net Income per common unit prior to recast.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited) (millions of dollars)	September 30, 2017	December 31, 2016 (a)

ASSETS
Current Assets
Cash and cash equivalents	73	64
Accounts receivable and other Inventories Other	35 7 6	47 7 7
	121	125

Equity investments	1,207	918
Plant, property and equipment
(Net of $1,158 accumulated depreciation; 2016 - $1,088)	2,133	2,180
Goodwill Other assets	130 -	130 1
	3,591	3,354

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	31	29
Accounts payable to affiliates	5	8
Distribution payable Accrued interest	- 21	3 10
Current portion of long-term debt	51	52
	108	102
Long-term debt, net Deferred state income taxes Other liabilities	2,427 10 28	1,859 10 28
	2,573	1,999

Common units subject to rescission (b)	-	83

Partners’ Equity
Common units	790	1,002
Class B units	103	117
General partner	23	27
Accumulated other comprehensive loss	-	(2)
Controlling interests	916	1,144

Non-controlling interests	102	97
Equity of former parent of PNGTS	-	31
	1,018	1,272
	3,591	3,354

(a)
Financial information was recast to consolidate PNGTS for all periods presented. For more information refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2017, as filed with the SEC.

(b)
In connection with the late filing of an employee-related Form 8-K with the SEC, we may have been ineligible to use the then-effective shelf registration statement upon the filing of our 2015 Form 10-K. As a result, it was determined that the 1.6 million common units that were issued from March 8, 2016 to May 19, 2016, inclusive, under our ATM program may have had a rescission right for an amount equal to the purchase price paid for the units, plus statutory interest and less any distributions paid, upon the return of the units to us.  The rescission rights related to these units expired approximately one year from the date of purchase of the units.

At December 31, 2016, $83 million was recorded as common units subject to rescission on the consolidated balance sheet.  This represents all of the 1.6 million common units sold under the ATM program from March 8, 2016 to May 19, 2016, inclusive, which may have been subject to rescission rights. The separation on the balance sheet placed these units outside of equity given the potential redemption feature which was not within the control of the Partnership.
No unitholder claimed or attempted to exercise any rescission rights prior to their expiry dates and the final rights related to the sales of such units expired on May 19, 2017. As a result of the expiration of these rights, the $83 million was reclassified back to partners' equity. At September 30,2017, there were no outstanding common units subject to rescission on the Partnership's consolidated balance sheet.
For more information, refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2017 as filed with the SEC.

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

	Nine months ended
(unaudited)	September 30,
(millions of dollars)	2017	2016 (a)

Cash Generated From Operations
Net income	193	198
Depreciation	73	71
Amortization of debt issue costs reported as interest expense	1	1
Amortization of realized loss on derivative instrument	1	1
Deferred state income tax recovery	-	-
Equity earnings from equity investments (b)	(87)	(75)
Distributions received from operating activities of equity investments (b)	106	125
Change in operating working capital	24	11
	311	332
Investing Activities
Investment in Northern Border	(83)	-
Investment in Great Lakes	(4)	(4)
Distribution received as return of investment	3	-
Acquisition of a 49.9 percent interest in PNGTS	-	(193)
Acquisition of a 49.34 percent in Iroquois and an additional 11.81 percent in PNGTS	(646)	-
Capital expenditures	(26)	(21)
Other	-	3
	(756)	(215)
Financing Activities
Distributions paid	(210)	(184)
Distributions paid to Class B units	(22)	(12)
Distributions paid to non-controlling interests	(5)	(12)
Distributions paid to former parent of PNGTS	(1)	(9)
Common unit issuance, net	126	35
Common unit issuance subject to rescission, net	-	83
Long-term debt issued, net of discount	732	200
Long-term debt repaid	(164)	(196)
Debt issuance costs	(2)	-
	454	(95)
Decrease in cash and cash equivalents	9	22
Cash and cash equivalents, beginning of period	64	55
Cash and cash equivalents, end of period	73	77

(a)
Financial information was recast to consolidate PNGTS for all periods presented. For more information, refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2017, as filed with the SEC.

(b)
In August 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-15 "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," an amendment of previously issued guidance, which intends to reduce diversity in practice as to how certain transactions are classified in the statement of cash flows. The new guidance is effective January 1, 2018, however as early adoption is permitted, the Partnership elected to retrospectively apply this guidance effective December 31, 2016. The Partnership has elected to classify distributions received from equity method investees using the nature of distributions approach as it is more representative of the nature of the underlying activities of the investees that generated the distributions. As a result, certain comparative period distributions, received from equity method investees, amounting to $50 million for the nine months ended September 30, 2016 have been reclassified from investing activities to cash generated from operations in the consolidated statement of cash flows.

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow
	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars)	2017	2016 (a)	2017	2016(a)
Net income	55	60	193	198

Add:
Interest expense(b)	23	18	60	55
Depreciation and amortization	25	24	73	71
Income taxes	-	-	1	1

EBITDA	103	102	327	325

Add:
Distributions from equity investments(c)
Northern Border	21	23	61	67
Great Lakes	1	5	28	28
Iroquois (d)	14	-	28	-
	36	28	117	95
Less:
Equity earnings:
Northern Border	(16)	(18)	(50)	(52)
Great Lakes	(2)	(4)	(24)	(23)
Iroquois	(9)	-	(13)	-
	(27)	(22)	(87)	(75)
Less:
Interest expense (b)	(23)	(18)	(60)	(55)
Income taxes	-	-	(1)	(1)
Distributions to non-controlling interests (e)	(2)	(3)	(10)	(11)
Distributions to TransCanada as PNGTS' former parent(f)	-	-	(1)	(3)
Maintenance capital expenditures (g)	(9)	(3)	(26)	(9)
	(34)	(24)	(98)	(79)

Total Distributable Cash Flow	78	84	259	266
General Partner distributions declared (h)	(5)	(4)	(13)	(9)
Distributions allocable to Class B units (i)	(8)	(11)	(8)	(12)
Distributable Cash Flow	65	69	238	245

(a)
Financial information was recast to consolidate PNGTS for all periods presented. Accordingly, the total distributable cash flow for the three and nine months ended September 30, 2016 did not change from the amounts reported prior to recast.

(b)
Interest expense as presented includes net realized loss related to the interest rates swaps and amortization of realized loss on PNGTS' derivative instruments. For more information, refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2017, as filed with the SEC.

(c)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(d)
These amounts represent our proportional 49.34 percent share of the distribution declared by our equity investee Iroquois during the current reporting period and includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $2.6 million and $5.2 million for the three and nine months ending September 30, 2017, respectively. For more information, refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2017, as filed with the SEC.

(e)	Distributions to non-controlling interests represent the respective share of our consolidated entities' distributable cash not owned by us during the periods presented.
(f)	Distributions to TransCanada as PNGTS' former parent represent TransCanada's respective share of PNGTS' distributable cash not owned by us during the periods presented.
(g)
The Partnership's maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets.  This amount represents the Partnership's and its consolidated subsidiaries' maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures for our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(h)
Distributions declared to the General Partner for the three and nine months ended September 30, 2017 included an incentive distribution of approximately $3 million and $9 million, respectively (September 30, 2016 – $2 million and $5 million).

(i)
During the nine months ended September 30, 2017, 30 percent of GTN's total distributions amounted to $28 million. As a result of exceeding the $20 million threshold during this quarter, $8 million was allocated to the Class B units for both the three and nine months ended September 30, 2017.

During the nine months ended September 30, 2016, 30 percent of GTN's total distributions amounted to $32 million. As a result of exceeding the $20 million threshold since the end of the second quarter of 2016, $12 million was allocated to the Class B units at September 30, 2016, of which $1 million and $11 million were allocated during the three months ended June 30, 2016 and September 30, 2016, respectively.